Exhibit 10(cc)

MANAGEMENT EMPLOYMENT AGREEMENT

The following Agreement is hereby entered into between Chuck Lemar (thereafter known as “Executive”) and Cybex International, Inc. (together with its subsidiary corporations hereinafter known as the “Company”) and having its principal offices at 10 Trotter Drive, Medway, MA 02053.

1.	DUTIES AND RESPONSIBILITIES

Executive agrees to hold the position of President of Cybex Capital/Sr Vice President of Cybex International and shall be directly responsible to Art Hicks, COO.

2.	BEST EFFORTS

Executive agrees to devote best efforts to his employment with the Company on a full-time basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Executive will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

4.	COMPENSATION

a.	Salary shall be payable in equal installments as per the Company’s payroll policy. Salary shall be considered on an annual basis and may be adjusted at any time based on individual and Company performance. See attached Exhibit A for current salary.

b.	Benefits shall be the standard benefits of the Company as they shall exist from time-to-time.

c.	Will participate in the 2008 Management Incentive Compensation Bonus Program, eligible for payout in 2009.

5.	NON-DISCLOSURE

Executive acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. Upon termination of employment for any reason, Executive agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Executive further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than Executive.

6.	TERMINATION AND TERMINATION BENEFITS

Executive’s employment hereunder is “at will”, which means that either the Company or the Executive may terminate such employment at any time, with or without cause or good reason.

a.	The Company may terminate other than for “cause” at any time upon written notice to Executive.

b.	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause, provided, that in the case of clause (l) or (4) below, the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 30 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

(1)	Executive’s willful failure to perform or gross negligence in the performance of his duties and responsibilities to the Company.

(2)	Executive’s failure to adequately perform his duties and responsibilities to the Company, which performance deficiencies continue sixty days after the Company shall have provided to the Executive written notice setting forth the nature of the performance deficiencies, all as reasonably determined by the Company.

(3)	Any misconduct by the Executive, which constitutes fraud, embezzlement or material dishonesty with respect to the Company.

(4)	Indictment or conviction of a felony or misdemeanor, provided in the case of a misdemeanor the crime involve any federal, state, or local law (i) applicable to the business of the Company or (ii) involving moral turpitude.

(5)	Any material breach of this Agreement.

c.	Executive may terminate employment at any time, with or without good reason, upon 30 days written notice to the Company. Upon receipt of such notice, the Company may, without penalty, designate an earlier termination date.

d.	If Executive resigns (other than pursuant to subparagraph (f) below) or employment is terminated by the Company for cause, the Company shall have no further obligation to Executive other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided.

e.	In the event the Company terminates Executive’s employment other than “for cause” as defined above, the Company shall, as a severance benefit, continue to pay his normal salary until on the first to occur of (1) six months from the date of termination; or (2) the date Executive obtains other employment with comparable or better compensation. In the event Executive obtains other employment which does not have comparable or better compensation, the severance payable to Executive pursuant to this subparagraph (e) shall be reduced by the compensation paid to Executive in such new employment.

f.	Regardless of the reason for termination, Executive shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan, which is qualified pursuant to ERISA and in which Executive participates.

7.	MISCELLANEOUS

a.	This Agreement and any disputes arising here from shall be governed by the law of the State of New York.

b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c.	This Agreement supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter. This Agreement may be amended or modified only by a written instrument signed by the parties hereto.

d.	The failure of either party at any time or times to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same.

Executive Signature	CYBEX INTERNATIONAL, INC.

/s/ Galen S. “Chuck” Lemar	/s/ Arthur Hicks
Chuck Lemar	Arthur Hicks,
President, Cybex Capital	Executive Vice President and Chief Operating Officer

09/19/07	09/19/07
Date	Date

Exhibit A

Executive Name:	Chuck Lemar

Title:	President, Cybex Capital/ Sr Vice President of Cybex International

Responsible to:	Art Hicks

Salary:	$200,000 annually to be paid on a bi-weekly basis of $7,692.31 (next review 1/1/09)

Effective date:	Upon hire date, to be identified